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                                                                   EXHIBIT 10.20

                            BIOSOURCE INTERNATIONAL
                                 820 Flynn Road
                              Camarillo, CA 93012

August 2, 2000

PRIVATE AND CONFIDENTIAL

Mr. Russell D. Hays
9 Stratford Way
Lincoln, MA 01773

Dear Russ:

This letter extends an offer to you to become the President and Chief Executive Officer of BioSource International, Inc. ("BioSource" or the "Company"). After several meetings and discussions, as well as your exemplary work at NEN Life Sciences, Inc., the Board believes you bring exactly the drive and experience required to lead BioSource. Please consider this document a conveyance of the basic terms and conditions of our offer. If, however, you feel that a more explicit document is required in order to capture some of the specifics of our relationship, we can work together in crafting that instrument to our mutual satisfaction.

Position Responsibility
-----------------------

You shall serve as President and Chief Executive Officer of the Company and as Chairman of the Board of Directors of the Company. As the Chief Executive Officer, you will report to the Board of Directors on executive matters and will be responsible for developing the strategic direction and vision of BioSource, and carrying out the day-to-day activities of the Company consistent with Board approved strategies and budgets. In those capacities, you will be principally responsible for the growth in revenues and profits of the Company as well as strategic direction and other executive matters.

Your official start date of these duties will be September 18, 2000.

Salary
------

The base salary of your position will be three hundred and ninety-five thousand dollars ($395,000) per annum, which shall be paid in installments on a bi-weekly basis. The Company shall review your performance on each anniversary of your date of hire and at its sole discretion may increase your base salary for the position based on the Board's evaluation of your performance and the financial condition of the Company at that time.

Bonus and Incentive Compensation
--------------------------------

A copy of the draft executive bonus plan entitled "Annual Incentive Plan" will be faxed to you in the next few days and we will be pleased to review it with you. Central to that
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Mr. Russell D. Hays
August 2, 2000
Page 2


discussion will be the Company's budgeted sales and EBITDA, performance measurements on which the incentive plan is based. We have given to you management's 2000 budget and incentive plan. We must agree on the revised performance targets for the 2001 fiscal year by December 15, 2000. As you know, the design of our plans contain the following key elements:

      1) Threshold for payment of any bonuses is corporate performance of slightly below the sales and EBITDA budget.

      2) Target bonuses are paid upon achieving 100% of the sales and EBITDA budget.

      3)    Bonuses are not capped.

      4) The plan incorporates an increasing percentage of payout as Company performance progresses from threshold to budget and beyond.

      5)    At 100% of budget, your bonus would be 65% of salary.

      6) The bonus for each individual will be split between corporate performance and personal objectives. This split will be determined, for all participants in the plan, after discussion with you as the Chief Executive.

Equity Participation
--------------------

You have been invited to invest in BioSource. We have offered you the opportunity to invest up to one million dollars ($1,000,000) at the Market Price. The closing price for BioSource stock on August 2, 2000 was 18 7/8 per share. Market Price for purposes of this letter shall mean the lower of the Closing Price for BioSource common stock as reported on NASDAQ (i) on the date you sign this letter and accept this offer or (ii) on the date you officially start. You will be granted registration rights in connection with this investment pari passu with the Series A Preferred stock of the Company. As part of this agreement and subject to your investment in BioSource, Genstar Capital Partners II, L.P. and its affiliates agree to invest up to $4.5 million at the same price at the same time as you make your investment. All shareholders will be subject to future dilution for such things as additional grants under the stock option plan. Both your investment and Genstar's investment are subject to the availability of applicable exemptions for such investment under the Securities laws and all NASDAQ rules.

Stock Options
-------------

The Board of Directors of BioSource has established a Stock Option Plan for the management and employees of the Company. Coincident with your employment, the Company will grant you 350,000 options with an exercise price at the Market Price. The options will be exercisable for ten (10) years and will have a four
(4) year vesting schedule in equal twenty-five percent (25%) increments on each anniversary date of the grant.
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Mr. Russell D. Hays
August 2, 2000
Page 3


Should there be a significant change whereby a Company or investor unaffiliated with Genstar Capital LLC ("Genstar") purchases 40% or more of the fully diluted shares of the Company ("Change of Control"), all stock options that have been granted to you will vest immediately. If you are terminated for any reason other than cause you will receive one year's salary and health care benefits over the regular pay period.

Benefits
--------

You shall be entitled to participate in the Company's benefit plans, including group health and medical insurance plans, as they are adopted from time to time beginning on the first day of the month following your employment. A description of these plans will be sent under separate cover and someone will be available to provide further explanation. You shall be entitled to four (4) weeks paid vacation per year.

401K Savings Plan
-----------------

You will be eligible to join the 401K savings plan of BioSource.

Expense Reimbursement
---------------------

The Company will reimburse you for reasonable and necessary business expenses incurred while performing your duties as described in this letter, subject to the policies, procedures and controls that the Company may from time to time adopt. Expense reimbursement will be subject to the approval of one of the directors of the Company.

Relocation Cost Reimbursement
-----------------------------

It is understood and agreed that you will commute from your home for the first six months of your employment after which, the Company will reimburse you for reasonable expenses related to your move to whatever site is chosen to be the Company's headquarters, including trips by your wife to research housing and interim housing while you are in Camarillo, CA, until you find permanent housing. Reasonable expenses will include but not be limited to physical moving costs, loan points, real estate fees, and closing costs all grossed up to the maximum rate. At the appropriate time please send us a proposed budget for your relocation costs.

Indemnification
---------------

The Company will indemnify you to the fullest extent possibly by law for any liability incurred as a result of the conduct of your duties as an employee of BioSource.

Russ, we believe that BioSource will provide an excellent vehicle for your next challenge. You have pointed out several growth and profitability improvement opportunities for us and we believe that you are the right person to lead and grow the business of BioSource. Needless to say, we are excited that you will be joining BioSource as a partner.
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Mr. Russell D. Hays
August 2, 2000
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We have extended this offer to you to become the President and Chief Executive
Officer of the Company in good faith and we are looking forward to a long and close working relationship with you.

Sincerely,

BIOSOURCE INTERNATIONAL


/s/ Jean-Pierre L. Conte

Jean-Pierre L. Conte
Director


Accepted this 9 day of August, 2000       Accepted this 9th day of AUGUST, 2000


/s/ Jean-Pierre L. Conte                  /s/ Russell D. Hays
-----------------------------------       -------------------------------------
Jean-Pierre L. Conte                      Russell D. Hays
Managing Director
Genstar Capital, LLC